Exhibit 10.21

FIRST SUPPLEMENT

TO THE MASTER LOAN AGREEMENT

(CONSTRUCTION AND TERM LOAN)

THIS FIRST SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “First Supplement”), dated as of March 28, 2007, is between AGSTAR FINANCIAL SERVICES, PCA (the “Lender”) and OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company (the “Borrower”), and supplements and incorporates all of the provisions of that certain Master Loan Agreement, dated as of even date herewith, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).

1.             Definitions. As used in this First Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this First Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota and as amended from time to time.

“Amortization Date” shall have the meaning specified in Section 8(c).

“Construction Advance” means any Advance for the payment of Project Costs made under Section 7.

“Construction Letters of Credit” shall have the meaning specified in Section 6(b).

“Construction Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Construction Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Construction Letters of Credit.

“Construction Loan Commitment” shall have the meaning specified in Section 2.

“Draw Request” means a request for a Construction Advance prior to the Conversion Date, submitted by the Borrower to the Lender and the Disbursing Agent, in accordance with the terms and conditions of the Disbursing Agreement.

“Permitted Prepayment” shall have the meaning specified in Section 8(c).

“Quarterly Payment Date” shall have the meaning specified in Section 5.

“Sworn Construction Statement” means sworn construction statements, sworn to by the Borrower and the Contractors, and of a form and substance acceptable to the Lender, a sample of which is attached hereto as Exhibit A.

2.             The Construction Loan. On the terms and conditions set forth in the MLA and this First Supplement, Lender agrees to make a Construction Loan to the Borrower (the “Construction Loan”), by means of multiple advances in an amount not to exceed

$35,000,000.00 (the “Construction Loan Commitment”). Under the Construction Loan, amounts borrowed and repaid or prepaid may not be re-borrowed.

3.             Purpose. Advances under the Construction Loan may be used to fund the payment of Project Costs, including closing costs and fees associated with the Construction Loan. The Borrower agrees that the proceeds of the Construction Loan are to be used only for the purposes set forth in this Section 3 and as permitted in the MLA.

4.             Construction Loan Interest Rate. Subject to the provisions of Section 2.08 of the MLA and Sections 9 and 12 of this First Supplement, the Construction Loan shall bear interest at a rate equal to the LIBOR Rate plus 315 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Construction Loan shall be as provided in the Construction Note, provided, however, in no event shall the applicable rate exceed the Maximum Rate.

5.             Construction Loan Payments. The Borrower will pay interest on the Construction Loan (i) quarterly in arrears on the first day of each January, April, July and October (each such dated a “Quarterly Payment Date”), commencing on the first Quarterly Payment Date following the date on which the first Advance is made on the Construction Loan, and continuing on each Quarterly Payment Date thereafter until the Conversion Date. If any Quarterly Payment Date is not a Business Day, then the interest payment then due shall be paid on the next Business Day and shall continue to accrue interest until paid. On the Conversion Date, all outstanding accrued interest shall be paid in full.

6.             Construction Loan Term. The Construction Loan shall run for a period beginning on the Closing Date and ending on the Conversion Date. On the Conversion Date, the amount of the then unpaid principal balance of the Construction Loan and any and all other amounts due and owing hereunder or under any other Construction Loan Document relating to this Construction Loan shall be converted into a Term Loan pursuant to the terms of the MLA and this First Supplement and a Term Revolving. Loan pursuant to the Second Supplement to the MLA.

7.           Disbursement of Construction Loan.

(a)             Disbursing Account. Disbursements of the Construction Loan will be made by the Lender in the manner provided in the Disbursing Agreement. Subject to Section 13(c) below, all disbursements will be made by wire transferring such funds to the Disbursing Account established pursuant to the Disbursing Agreement in the amount of each Draw Request which is approved pursuant to the Disbursing Agreement. All Construction Loan funds will be considered to have been advanced to and received by the Borrower upon, and interest on such funds will be payable by the Borrower from and after, their deposit in such deposit account.

(b)             Letter of Credit Commitment to Issue. The Borrower may request Advances by the Lender, and the Lender, subject to the terms and conditions of the MLA and this First Supplement, may, in its sole discretion, issue letters of credit under the Construction Loan for any Borrower’s account (such letters of credit, being hereinafter referred to collectively as the “Construction Letters of Credit”); provided, however, that:

(i)               the aggregate amount of outstanding Construction Letter of Credit Liabilities under the Construction Loan shall not at any time exceed the amount of $3,000,000.00;

(ii)              the sum of the outstanding Construction Letters of Credit plus the outstanding Construction Advances shall not at any time exceed the Construction Loan;

(iii)             the expiration date of a Construction Letter of Credit advanced under the Construction Loan shall be no latter than the Conversion Date.

Any Construction Letter of Credit issued under this Section 7 is subject to the provisions of Section 2.06 of the MLA.

(c)         Lender’s Application of Loan Proceeds. Notwithstanding the provisions of Section 6(a), above, the Lender may elect, upon ten (10) days’ notice to the Borrower, to use the Construction Loan funds to pay, as and when due, any Construction Loan fees owing to Lender, interest on the Construction Loan, release charges under prior mortgages on the Property, and reasonable legal fees and disbursements of the Lender’s attorneys which are payable by the Borrower, unless Borrower causes such amount(s) to be paid within said ten (10) days. Such payments may be made, at the option of the Lender, by debiting or charging the Construction Loan funds in the amount of such payments.

(d)        Cost Information. All disbursements will be based upon a detailed breakdown of the Project Costs as set forth in the Sworn Construction Statement attached as Exhibit A to the MLA. In the event that the Borrower becomes aware of any change in the approved Project Costs, which would increase the total cost in excess of $50,000.00 above the amount shown on the attached Sworn Construction Statement, the Borrower shall immediately notify the Lender in writing and promptly submit to the Lender for its approval a revised Sworn Construction Statement. No further disbursements need be made by the Disbursing Agent unless and until the revised Sworn Construction Statement is approved. The Lender reserves the right to approve or disapprove any revised Sworn Construction Statement in its reasonable discretion.

(e)         Loan in Balance, Deposit of Funds by Borrower. The Borrower shall keep the Loan in balance as provided in this Section. If the Lender at any time reasonably determines that the amount of the undisbursed Construction Loan proceeds will not be sufficient to fully pay for all costs required to complete the construction of the Project in accordance with the approved Plans and Specifications and for all Project Costs to be incurred by the Borrower, whether such deficiency is attributable to changes in the work of construction or in the Plans and Specifications or to any other cause, the Lender may make written demand on the Borrower to deposit in an escrow fund to be established with the Lender an amount equal to the amount of the shortage reasonably determined by the Lender. The Borrower shall then deposit the required funds with the Lender within ten (10) days after the date of the Lender’s written demand. No further disbursements shall be made by the Disbursing Agent until those funds are deposited by the Borrower in the escrow fund. Whenever the Lender has any such funds on deposit in such escrow fund, it shall make all future advances for Project Costs from the escrow fund before making any further advances under the Loan.

(f)            Additional Security. The Borrower irrevocably assigns to the Lender and grants to the Lender a security interest in, as additional security for the performance of the Borrower’s obligations under this the MLA and this First Supplement and the Related Documents, its interest in all funds held by the Disbursing Agent, whether or not disbursed, all funds deposited by the Borrower with the Lender under this First Supplement, all governmental permits obtained for the lawful construction of the Project, and all reserves, deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the construction of the Project. Upon any default of the Borrower that is continuing, the Lender may use any of the foregoing for any purpose for which the Borrower could have used them under this First Supplement or with respect to the construction or financing of the Project. The Lender will also have all other rights and remedies as to any of the foregoing which are provided under applicable law or in equity.

(g)           Conditions Precedent to Construction Advances. The Lender’s obligation to make Construction Advances under the Construction Note shall be subject to the terms, conditions and covenants set forth in the MLA and this First Supplement, including, without limitation, the following further conditions precedent:

(i)                                           Representations and Warranties. The representations and warranties set forth in the MLA and this First Supplement are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof;

(ii)                                        Draw Request. The Borrower has submitted to the Lender and the Disbursing Agent a Draw Request for each such Construction Advance, which such Draw Request shall comply with the requirements contained in this the MLA, this Supplement and the Disbursing Agreement;

(iii)                                     Compliance With Disbursing Agreement. All of the terms and conditions of the Disbursing Agreement have been satisfied with respect to each such Construction Advance;

(iv)                                    Sworn Construction Statement. The Borrower shall furnish to the Lender an updated Sworn Construction Statement setting forth the Contractor(s) providing services or materials with respect to specific portions of the construction of the Project and setting forth the amounts actually incurred and paid, or to be incurred, in completing construction of the Project. Such updated Sworn Construction Statement shall be sworn to by the Borrower and the Contractors to be a true, complete and accurate account of all costs actually incurred and an accurate estimate of all costs to be incurred in the future;

(v)                                       No Defaults. The Borrower is not in default under the terms of the MLA, the Related Documents or any other agreement to which the Borrower is a party and which relates to the construction of the Project;

(vi)                                    Loan in Balance. The Loan is in balance, as required by the provisions of Section 6(e), above;

(vii)                                 Government Action. No license, permit, permission or authority necessary for the construction of the Project has been revoked or challenged by or before any Governmental Authority;

(h)           Suspension of Construction. If the Lender in reasonably good faith determines that any work or materials do not conform to the approved Plans and Specifications or sound building practice, or otherwise departs from any of the requirements of the MLA and this Supplement, the Lender may require the work to be stopped and withhold disbursements until the matter is corrected. In such event, the Borrower will promptly correct the work to the Lender’s reasonable satisfaction. Provided Lender’s actions were reasonable, in good faith, and the work or materials did not conform to the approved Plans and Specifications or sound building practice, no such action by the Lender will affect the Borrower’s obligation to complete the Project on or before the Completion Date.

(i)            Inspections. The Borrower and the Inspecting Engineer shall be responsible for making inspections of the Project during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made out of each Advance has been properly done or supplied in accordance with the applicable contracts with such Contractors. If any work done or materials supplied by a Contractor are not reasonably satisfactory to the Borrower or the Inspecting Engineer, the Borrower will immediately notify the Lender in writing of such fact. It is expressly understood and agreed that the Lender or its authorized representative may conduct such inspections of the Project as it may deem necessary for the protection of the Lender’s interest, and, specifically, an architectural or engineering firm acceptable to the Lender may, at the option of the Lender and at the expense of the Borrower, conduct such periodic inspections of the Project, prepare such written progress reports during the period of construction, prepare such written reports upon completion of the Project and sign such Draw Requests, as the Lender may reasonably request, provided that no inspection shall unreasonably delay progress on the Project. Any inspections which may be made of the Project by the Lender or its representative will be made, and all certificates issued by the Lender’s representative will be issued, solely for the benefit and protection of the Lender, and that Borrower will not rely thereon. The Lender is under no duty to supervise or inspect construction or examine any books and records. Any inspection or examination by the Lender is for the sole purpose of protecting the Lender’s security and preserving the Lender’s rights under the MLA and this First Supplement. No default of the Borrower will be waived by any inspection by the Lender. In no event will any inspection by the Lender be a representation that there has been or will be compliance with the Plans or Specifications or that the construction is free from defective materials or workmanship.

(j)            No Waiver. Any waiver by the Lender of any condition of disbursement must be expressly made in writing. The making of a disbursement prior to fulfillment of one or more conditions thereof shall not be construed as a waiver of such conditions, and the Lender reserves the right to require their fulfillment prior to making any subsequent disbursements.

8.             Conversion of Construction Loan Into Term Loan. Subject to the terms and conditions contained in the MLA and this First Supplement, a portion of the Construction Loan may be converted into a Term Loan.

(a)           Conditions Precedent. In addition to the terms and conditions of disbursement set forth in the MLA and this First Supplement and as incorporated from the Disbursing Agreement, the Lender shall not be obligated to convert any part of the Construction Loan into a Term Loan unless and until:

(i)            Completion of Project. The Project shall have been completed per the Plans and Specifications and a Completion Certificate shall have been obtained;

(ii)           Amount of Term Loan. The maximum amount of the Construction Loan which is converted to a Term Loan shall be $29,000,000.00. The Term Loan shall be payable in full on the Maturity Date.

(iii)          Construction Loan Exceeds Term Loan. In the event that the amount of the Construction Loan advanced by Lender exceeds the amount of the maximum Term Loan to be made by the Lender, including after conversion of those portions of the Construction Loan which are eligible for conversion into the Term Revolving Loan pursuant to the MLA and any applicable additional supplement, the Borrower shall immediately repay the amount of the Construction Loan which is not being converted into a Term Loan;

(iv)          ALTA Survey. The Borrower shall deliver to the Lender an “as-built” survey of the Real Property which: (a) sets forth the location and exterior lines and egress and other improvements completed on the Real Property and demonstrates compliance with all applicable setback requirements; (b) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (c) contains such other information as the Lender may reasonably request;

(v)           Representations and Warranties. The representations and warranties set forth in the MLA and this First Supplement are true and correct in all material respects as of the Conversion Date to the same extent and with the same effect as if made at and as of the date thereof;

(vi)          No Defaults. The Borrower is not in default under the terms of the MLA, this First Supplement, the Related Documents or any other agreement to which the Borrower is a party and which relates to the construction or operation of the Project.;

(vii)         Government Action. No license, permit, permission or authority necessary for the construction, operation or use of the Project has been revoked or challenged by or before any Governmental Authority;

(viii)        Marketing Agreements. The Borrower has executed marketing agreements for all ethanol and DDGS to be produced at the Project and provided Lender with collateral assignments of all such agreements in form and content which is reasonably satisfactory to Lender and its counsel and acknowledged by the non-Borrower party to all such agreements; and

(ix)           Subordinated Debt. The Borrower shall have closed on all Subordinated Debt contemplated by the Project Sources and Uses Statement, and the proceeds of all Subordinated Debt shall have been disbursed by the holders of all Subordinated Debt pursuant to the provisions of the Disbursing Agreement.

(b)           Term Loan Interest Rate. Subject to the provisions of Section 2.07 and 2.08 of the MLA and Section 9 and 12 of this First Supplement, the portion of the Term Loan that has not been converted to a Fixed Rate Loan pursuant to Section 8(e) of this First Supplement shall bear interest at a rate equal to the LIBOR Rate plus 295 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Term Loan shall be as provided in the Construction Note, provided, however, in no event shall the applicable rate exceed the Maximum Rate.

(c)           Term Loan Payments. Beginning on the first (1st) day of the month following the month in which the Conversion Date occurs, and continuing on the first (1st) day of each succeeding month thereafter until the seventh month after the Conversion Date, the Borrower shall make monthly payments of accrued interest. Beginning on the first (1st) day of the seventh month following the Conversion Date (the “Amortization Date”), and continuing on the first (1st) day of each succeeding month thereafter until the Maturity Date, the Borrower shall make equal monthly payments of principal and accrued interest in such amounts as would be required to fully amortize the entire outstanding principal balance of the Term Note, together with accrued interest thereon, over a period of 114 months from the Amortization Date. The outstanding principal balance, together with all accrued interest, if not paid sooner, shall be due and payable in full on the Maturity Date. Following the Conversion Date, and in addition to all other payments of principal and interest required under the MLA and this Construction Note, the Borrower shall annually remit to Lender the Excess Cash Flow Payment pursuant to Section 11 of this First Supplement.

(d)           Term Loan Term. The Term Loan term shall run for a period beginning on the Conversion Date and ending on the Maturity Date.

(e)           Conversion to Fixed Rate Loan. As provided in Section 2.05 of the MLA, on the Conversion Date, the Borrower shall have the right to convert an amount not to exceed fifty percent (50%) of the outstanding principal balance of the Term Loan into a Fixed Rate Loan, which shall bear interest at a rate equal to 275 basis points in excess of a mutually agreeable known fixed rate benchmark rate in effect on the Conversion Date, or another rate as agreed upon by the Lender and Borrower. Borrower shall provide written notice to Lender atleast 30 days prior to the Conversion Date of its intention to convert any portion of the Term Loan to a Fixed Rate Loan. Such written notice shall specify the specific dollar amount that Borrower is electing to convert to a Fixed Rate Loan. Any amount subject to a fixed rate of interest pursuant to this Section shall not be subject to any adjustments under Section 2.07 of the MLA.

(f)         Renewal. Lender agrees that at the Maturity Date Borrower may request in writing that Lender renew the Term Loan for a period of up to five (5) years on such terms and conditions as the Lender and Borrower may agree upon in writing. Nothing in this Agreement shall commit the Lender to renew, extend or extend any other accommodations to the Borrower regarding the Term Loan.

9.             Default Interest. In addition to the rights and remedies set forth in the MLA: (i) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the Construction Note; (ii) after the maturity of the Loans, Whether by reason of acceleration or otherwise, the unpaid principal balance of the Construction Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loans under the terms of the Construction Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

10.          Late Charge. If any payment of principal or interest due under this First Supplement or the Construction Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay, in addition to such amount, a late charge equal to five percent (5%) of the amount of such payment.

11.          Excess Cash Flow. In addition to all other payments of principal and interest required under this Agreement, the Supplements and the Notes, at the end of the Borrower’s first fiscal year following the Conversion Date, and continuing each fiscal year thereafter until the Maturity Date, the Borrower shall remit to Lender, an amount equal to 55% of the Borrower’s Excess Cash Flow, calculated based upon that fiscal year’s audited financial statements, on or before 90 days after the end of each fiscal year of the Borrower (the “Excess Cash Flow Payment”), provided however, that the total Excess Cash Flow Payments required hereunder shall not exceed $2,000,000.00 in any fiscal year (the “Maximum Excess Cash Flow Payment”). The Excess Cash Flow Payment shall be applied by the Lender to the reduction of the outstanding principal balance of the Term Loan. Any Excess Cash Flow Payment or any other payment from Excess Cash Flow shall not constitute a prepayment with respect to which a prepayment fee under Section 2.10 of this Agreement is required to be paid. Notwithstanding the foregoing, the total of all Excess Cash Flow Payments shall not exceed an aggregate amount of $8,000,000.00 during the term of this Agreement.

12.          Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the

Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.

13.          Maximum Amount Limitation. Anything in the MLA, this First Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Construction Note or any of the Loan Obligations, or ever be required to pay interest on the Construction Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under the MLA, this First Supplement, the Construction Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this First Supplement, the Construction Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under the MLA, this First Supplement, the Construction Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Construction Note, be either refunded to the Borrower, or credited on the principal of the Construction Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under the Construction Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Construction Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This section shall control every other provision of all agreements among the parties to the MLA pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this section shall be deemed to be incorporated in every Loan Document and communication related thereto.

14.          Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA and the Loan Documents.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this First Supplement to the Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

BORROWER:	LENDER:

OTTER TAIL AG ENTERPRISES, LLC	AGSTAR FINANCIAL SERVICES, PCA,
a Minnesota limited liability company

/s/ Jerry Larson	/s/ Ron Monson
By: Jerry Larson	By: Ron Monson
Its: President	Its: Vice President

EXHIBIT A

SWORN CONSTRUCTION STATEMENT

     SWORN CONSTRUCTION STATEMENT

OWNER:
PROPERTY AT:

IMPORTANT NOTICE: This statement must be complete as to names of all persons and companies furnishing labor and/or material on the premises herein. Any increase in cost, from changes in construction or otherwise, must be forthwith reported to the DISBURSING AGENT with additional deposits to cover such increase in cost.

	ITEMS	FURNISH BY	TOTAL COST	AMT PAID	BALANCE
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50
		SUBTOTAL	0

STATE OF	)
>	SS.
COUNTY OF	)

The undersigned being first duly sworn, each for himself, as Contractor and Borrower, deposes and says that the foregoing are the names of all parties having contracts or subcontracts for specified portions of the work on said property and building or material entering into the construction thereof, and the amounts due and to become due to each of said parties, that the items mentioned include all labor and material required to complete said buildings according to plans and specifications, that there are no other contracts outstanding; and that there is not due or to become due to any person for material, labor or other work of any kind done upon said building other than as above stated.

The undersigned further deposes and says that no increase in the cost of construction will be made under any circumstances without furnishing information on same to the DISBURSING AGENT with additional deposits to cover such increase; that, in the event of any such increase, no orders or claims will be made to said company until such information and additional deposits shall have been completed; that the purpose of said statement is to induce said company to pay out the proceeds of a loan of $35,000,000.00 secured by a leasehold mortgage on said property; and that, upon payment of the specific unpaid items listed herein, the undersigned Contractor hereby agrees to waive all claims of priority to said leasehold mortgage and both parties herein will save said company harmless as to any claims of priority of lien for any labor or material, furnished or to be furnished, for completion of construction

Prime Contractor

OTTER TAIL AG ENTERPRISES, LLC

The foregoing instrument was acknowledged before me this	day of , 20 .

by
NOTARY STAMP:	Signature of Notary Public